Exhibit 10.10

Columbia Pipeline Group, Inc.

2015 Omnibus Incentive Plan

Performance Share Award Agreement

This Performance Share Award Agreement (the “Agreement”), is made and entered into as of                      (the “Date of Grant”), by and between Columbia Pipeline Group, Inc., a Delaware corporation (the “Company”), and                     , an Employee of the Company (the “Grantee”).

Section 1. Performance Share Award. The Company hereby grants to the Grantee, on the terms and conditions hereinafter set forth, an Award of                      Performance Shares. The Performance Shares will be represented by a bookkeeping entry (the “Performance Share Account”) of the Company, and each Performance Share will be settled with one share of the Company’s common stock to the extent provided under this Agreement and the Plan.

Section 2. Grantee Accounts. The number of Performance Shares granted pursuant to this Agreement shall be credited to the Grantee’s Performance Share Account. Each Performance Share Account shall be maintained on the books of the Company until full payment of the balance thereof has been made to the Grantee (or the Grantee’s beneficiaries or estate if the Grantee is deceased) in accordance with Section 1 above. No funds shall be set aside or earmarked for any Performance Share Account, which shall be purely a bookkeeping device.

Section 3. Performance Period. The “Performance Period” is the period beginning on [                            ], and ending on [                            ].

Section 4. Vesting and Lapse of Performance Restrictions.

(a)	Performance Restrictions. The Performance Restrictions shall lapse only upon both the Grantee’s continued employment through [ ] and the date the Committee certifies the following results (including interpolation between the results, expressed as a percentage of the target except as otherwise noted below):

(i)	The Performance Restrictions of fifty percent of the Award shall lapse based on achievement of [cumulative “net operating earnings” per Share] for the Performance Period in accordance with the following schedule:

Cumulative Net Operating Earnings Per Share	Percentage of Award Granted

(ii)	The Performance Restrictions of fifty percent of the Award shall lapse based on the Company’s positive Relative Total Shareholder Return (“RTSR”) as of the last day of the Performance Period in accordance with the following schedule:

RTSR*	Percentage Of Award Granted
Percent Ranking

*	Relative Total Shareholder Return (RTSR) is the annualized growth in the dividends and share price of a share of the Company’s common stock, calculated using a 20 day trading average of the Company’s closing price beginning December 31, 2013 and ending December 31, 2016 compared to the TSR performance of a peer group of companies determined by the Committee at its meeting on January 30, 2014.

Negative TSR for the Performance Period will result in a maximum payout at target regardless of relative performance.

**	There is no interpolation between goals below the 50th percentile for the RTSR metric.

(b)	Committee Certification. As soon as practicable after the end of the Performance Period, the Committee will certify in writing whether the Performance Restrictions have been met for the Performance Period and determine the number of Shares, if any, that will be payable to the Grantee; provided, however, that if the Committee certifies that the Performance Restrictions have been met, the Committee may, in its sole discretion, adjust the number of Shares payable to the Grantee with respect to the Award to reflect the effect of extraordinary events upon the Performance Restrictions, as provided under the Plan. The date of the Committee’s certification under this Section shall hereinafter be referred to as the “Certification Date.” The Company will notify the Grantee (or the executors or administrators of the Grantee’s estate, if appropriate) of the Committee’s certification following the Certification Date (such notice being the “Determination Notice”). The Determination Notice shall specify (i) the Company’s cumulative net operating earnings per share and Relative Total Shareholder Return for the Performance Period and (ii) the number of Shares payable in accordance with the Committee’s certification.

(c)	Effect of Termination of Service Before [ ]. Except as set forth below, if Grantee’s Service is terminated for any reason prior to [ ] or prior to the occurrence of any otherwise applicable vesting event provided in this Section, the Grantee shall forfeit the Performance Shares credited to the Grantee’s Performance Share Account. Notwithstanding the foregoing, in the event that Grantee’s Service terminates prior to [ ] as a result of (i) Grantee’s Retirement; or(ii) Grantee’s Disability; or (iii) Grantee’s death with less than or equal to twelve months remaining in the Performance Period, the Grantee shall receive a pro rata distribution of Shares after the certification date described in part (a) above; provided that the Committee actually certifies that the Performance Restrictions for the Performance Period have been met. Such pro rata grant of Shares shall be determined using a fraction, where the numerator shall be the number of full or partial calendar months elapsed between the Date of Grant and the date the Grantee terminates Service, and the denominator shall be the number of full or partial calendar months elapsed between the Date of Grant and [ ]. Additionally, if the Grantee terminates Service due to death prior to [ ] with more than 12 months remaining in the Performance Period, the Grantee shall receive, as soon as practicable after the date of termination, a pro rata distribution of Shares equal to the number of Shares that the Grantee otherwise would have received had the Performance Restrictions been met at target for the Performance Period. Such pro rata grant of Shares shall be determined using a fraction, where the numerator shall be the number of full or partial calendar months elapsed between the Date of Grant and the date the Grantee terminates Service, and the denominator shall be the number of full or partial calendar months elapsed between the Date of Grant and [ ]. For purposes of this Agreement, “Retirement” means the Grantee’s attainment of age 55 and 10 years of Service.

(d)	Change in Control. Notwithstanding the foregoing provisions, all Performance Shares shall become fully and immediately vested, and all restrictions shall lapse, on the fifth business day before the date of consummation of a Change in Control of the Company.

Section 5. Delivery of Shares. Once Performance Shares have vested under this Agreement, the Company will convert the Performance Shares in the Grantee’s Performance Share Account into Shares and deliver the total number of Shares due to the Grantee as soon as administratively possible after such date, but no later than March 15 [Year after the end of the Performance Period]. Notwithstanding any provision to the contrary, if, in the reasonable determination of the Company, a Grantee is a “specified employee” for purposes of Code Section 409A, then, if necessary to avoid the imposition of additional taxes or interest under Code Section 409A, the Company shall not deliver the Shares otherwise payable upon the Grantee’s termination and separation of Service until the date that is at least 6 months following the Grantee’s termination and separation of Service. The delivery of the Shares shall be subject to payment of the applicable withholding tax liability and the forfeiture provisions of this Agreement. If the Grantee dies before the Company has distributed any portion of the vested Performance Shares, the Company will transfer any Shares with respect to the vested Performance Shares in accordance with the Grantee’s written beneficiary designation or to the Grantee’s estate if no written beneficiary designation is provided.

Section 6. Withholding of Taxes. The Company shall have the power and the right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement.

Section 7. Securities Law Compliance. The delivery of all or any Shares that relate to the Performance Shares shall only be effective at such time that the issuance of such Shares will not violate any state or federal securities or other laws. The Company is under no obligation to effect any registration of Shares under the Securities Act of 1933 or to effect any state registration or qualification of the Shares that may be issued under this Agreement. The Company may, in its sole discretion, delay the delivery of Shares or place restrictive legends on Shares in order to ensure that the issuance of any Shares will be in compliance with federal or state securities laws and the rules of any exchange upon which the Company’s Shares are traded. If the Company delays the delivery of Shares in order to ensure compliance with any state or federal securities or other laws, the Company shall deliver the Shares at the earliest date at which the Company reasonably believes that such delivery will not cause such violation, or at such later date that may be permitted under Code Section 409A.

Section 8. Restriction on Transferability. Except as otherwise provided under the Plan, until the Performance Shares have vested under this Agreement, the Performance Shares granted herein and the rights and privileges conferred hereby may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (by operation of law or otherwise), other than by will or the laws of descent and distribution. Any attempted transfer in violation of the provisions of this paragraph shall be void, and the purported transferee shall obtain no rights with respect to such Performance Shares.

Section 9. Grantee’s Rights Unsecured. The right of the Grantee or his or her beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Grantee nor his or her beneficiary shall have any rights in or against any amounts credited to the Grantee’s Performance Share Account or any other specific assets of the Company. All amounts credited to the Grantee’s Performance Share Account shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes, as it may deem appropriate.

Section 10. No Rights as Stockholder or Employee.

(a)	The Grantee shall not have any privileges of a stockholder of the Company with respect to any Performance Shares subject to this Agreement, nor shall the Company have any obligation to issue any dividends or otherwise afford any rights to which Shares are entitled with respect to any such Performance Shares.

(b)	Nothing in this Agreement or the Award shall confer upon the Grantee any right to continue as an Employee of the Company or any Affiliate or to interfere in any way with the right of the Company or any Affiliate to terminate the Grantee’s Service at any time.

Section 11. Adjustments. If at any time while the Award is outstanding, the number of outstanding Performance Shares is changed by reason of a reorganization, recapitalization, stock split or any of the other events described in the Plan, the number and kind of Performance Shares shall be adjusted in accordance with the provisions of the Plan. In the event of certain corporate events specified in Article XVI of the Plan, any unvested Performance Shares may be replaced by substituted Awards or forfeited in exchange for payment of cash in accordance with the procedures and provisions of Article XVI of the Plan.

Section 12. Notices. Any notice hereunder by the Grantee shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof at the following address: Corporate Secretary, Columbia Pipeline Group, Inc., 5151 San Felipe Street, Houston, TX 77056, or at such other address as the Company may designate by notice to the Grantee.

Any notice hereunder by the Company shall be given to the Grantee in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Grantee may have on file with the Company.

Section 13. Administration. The administration of this Agreement, including the interpretation and amendment or termination of this Agreement, will be performed in accordance with the Plan. All determinations and decisions made by the Committee, the Board, or any delegate of the Committee as to the provisions of this Agreement shall be conclusive, final, and binding on all persons. This Agreement at all times shall be governed by the Plan and in no way alter or modify the Plan. To the extent a conflict exists between this Agreement and the Plan, the provisions of the Plan shall govern. Notwithstanding the foregoing, if subsequent guidance is issued under Code Section 409A that would impose additional taxes, penalties, or interest to either the Company or the grantee, the Company may administer this Agreement in accordance with such guidance and amend this Agreement without the Consent of the Grantee to the extent such actions, in the reasonable judgment of the Company, are considered necessary to avoid the imposition of such additional taxes, penalties, or interest.

Section 14. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas, without giving effect to the choice of law principles thereof.

Section 15. Government Regulations. Notwithstanding anything contained herein to the contrary, the Company’s obligation to issue or deliver certificates evidencing the Performance Shares shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

Section 16. Entire Agreement; Code Section 409A Compliance. This Agreement and the Plan contain the terms and conditions with respect to the subject matter hereof and supersede any previous agreements, written or oral, relating to the subject matter hereof. This Agreement is pursuant to the terms of the Company’s 2015 Omnibus Incentive Plan (the “Plan”). The applicable terms of the Plan are incorporated herein by reference, including the definition of capitalized terms contained in the Plan, and including the Code Section 409A provisions of Section XIX of the Plan. This Agreement shall be interpreted in accordance with Code Section 409A. This Agreement shall be deemed to be modified to the maximum extent necessary to be in compliance with Code Section 409A’s rules. If the Grantee is unexpectedly required to include in the Grantee’s current year’s income any amount of compensation relating to the Performance Shares because of a failure to meet the requirements of Code Section 409A, then to the extent permitted by Code Section 409A, the Grantee may receive a distribution of Shares in an amount not to exceed the amount required to be included in income as a result of the failure to comply with Code Section 409A.

IN WITNESS WHEREOF, the Company has caused this Award to be granted, and the Grantee has accepted this Award, as of the date first above written.

COLUMBIA PIPELINE GROUP, INC	GRANTEE

By:	By:

Its:

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